EXHIBIT 10.35

                          CONTRACTOR ADVISOR AGREEMENT
  BRILLIANT DIGITAL ENTERTAINMENT, INC. AND BUSINESS DEVELOPMENT EXPERTS, INC.


This Agreement (the "Agreement") is made as of this 15th day of April, 2002 (the "Effective Date") by and between Business Development Experts, Inc., a Nevada corporation, Derek S. Broes - Principal (referred to herein as "Contractor" or "BDX"), and Brilliant Digital Entertainment, Inc, a Delaware corporation (the
"Company"), to establish a binding retainer relationship between the two parties.

                                    RECITALS

     (A) The Company is engaged in the business of, among other things, developing, producing, marketing and distributing: (1) 3D authoring tools (software); (2) digital animated entertainment; (3) interactive, 3D animated with audio, rich media banner advertisements for the internet ("Brilliant Banners"); (4) ad serving software necessary for Brilliant Banners to be displayed on web pages; and (5) enterprise solutions for distributed network services, processing and storage through its majority ownership in Altnet, Inc., which is a private, peer-to-peer network ("Altnet").

     (B) BDX is engaged by the Company to perform the duties described in Attachment A and, in connection with his engagement, has been and/or will be exposed to Confidential Information (as defined below) and may participate in the development and/or sales and marketing activities of the Company referred to in Recital "A" above, in addition to many other confidential aspects of the Company's business. It is understood that for the period of BDX's engagement hereunder, BDX's services may be non-exclusive to Company. However, BDX agrees that, for the term hereof, BDX shall not perform any services for any person or firm that is in a business that is directly and materially competitive with the Company or with any subsidiary of the Company.

     (C) BDX will, in the course of Contractor's engagement with the Company, receive training with respect to and acquire personal knowledge of the Company's products, plans and business relationships with customers and potential customers.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and the covenants hereinafter set forth, and in consideration of the Contractor's engagement, the Company and Contractor agree as follows:

I.   DEFINITIONS.

For the purposes of this Agreement, the following terms have the following definitions:

     (a) "Confidential Information" means all information of any kind, type or nature (written, stored on magnetic or other media or oral) which at any time during the engagement of Contractor by the Company is or has been compiled, prepared, devised, developed, designed, discovered or otherwise learned of by Contractor to the extent that such information relates to the Company or any of its affiliated entities including, without limitation, all of the Company's price lists, pricing information, customer lists, customer information, financial information, trade secrets, formulas, patterns, compilations, devices, methods, techniques, processes, confidential trade knowledge and computer programs and information; provided, however, that any such information which is generally known to the public or which may be obtained by a reasonably diligent businessman without material cost or effort from trade publications or other readily available and public sources of information shall not be deemed to be Confidential Information, unless such information was first published in breach or violation of this Agreement or any similar confidentiality agreement by Contractor. Contractor shall only have a duty to protect Confidential Information under the terms of this Agreement (a) if it is marked or accompanied by documents clearly and conspicuously designating them as "confidential" or the equivalent; or (b) if it is identified by the Company as confidential before, during or promptly after the presentation or communication or (c) if the circumstances under which it is provided would lead a reasonable person to conclude such information to be confidential.

     (b) "Person" means any individual, corporation, partnership, limited liability company, trust, government or regulatory authority, or other entity.

     (c) "Brilliant Banner Campaign" means the serving of advertisements on the web, utilizing Brilliant Banner ads.

     (d) "ASO"s means advertising sales organizations, and includes third party web site advertising sales forces.

II.  SERVICES.

BDX is engaged to provide the services to the Company as set forth in Attachment A (the "Services"). Derek Broes, representing BDX, and the Company's authorized representative (as defined in Attachment A) will work together to define the scope, priority and timing of such Services within the terms of the engagement pursuant to this Agreement. It is understood that these Services may or may not be performed on the Company's premises. At the end of each month BDX and the Company will review progress to assure whether expectations are being met or exceeded.

III. TERM OF ENGAGEMENT.

     (a)  The  Company  agrees  to pay BDX a  monthly  retainer  as set forth in
Section IV below for an initial term of 12 months ("Initial Term") commencing on the Effective Date to provide the Services. The Company hereby acknowledges and agrees that the monthly retainer shall be due and owing in full with regard to the Initial Term and any extension thereof, during the Term.

     (b) The Company agrees that billing for BDX's time shall be on a month-to-month basis. The parties agree that unused time from one month may not be applied to the commitment of any succeeding month.

     (c) The term of this Agreement may be extended with the written concurrence of both parties under the same terms on a month-to-month basis for up to three additional months, and thereafter on terms mutually agreeable to both parties. Either party may terminate this Agreement any time after the Initial Term with 30-calendar days written notice, in which case, any prepaid retainer shall be pro-rated based on the greater of the number of hours worked by BDX or the number of days elapses in the month of termination.

     (d) BDX will use reasonable efforts to keep the Company apprised of, and consult with the Company concerning, the status of the Company's projects and its account with BDX. The Company and BDX will discuss all projects and the timing expectations relative thereto.

IV.  PAYMENT.

     (a) MONTHLY RETAINER. Commencing with the Effective Date of this Agreement and continuing for the duration of the Initial Term, Company agrees to pay Contractor a monthly retainer in the amount of Five Thousand Dollars ($5,000) (the "Monthly Retainer") for performance of the Services.. The Monthly Retainer shall payable in advance on the Effective Date and on each monthly anniversary thereof during the term hereof (including the Initial Term and any extension thereof).

     (b) SUCCESS OPTIONS. On the Effective Date of this Agreement, Company agrees to grant, as an incentive for Contractor to contribute to the success of the Company, subject to shareholder approval of an increase in the current size of the Company's option pool such that sufficient options are available for the Company to make this grant, options to purchase up to Two Hundred Fifty Thousand (250,000) shares of the Company's common stock (the "Success Options"). The Success Options shall be priced at Twenty-five Cents ($0.25) per share and shall vest on a percentage basis; the numerator of which shall be the cumulative net revenue amount recognized by Altnet and/or the Company according to generally accepted accounting principals for revenue which accrues to either Altnet or the Company based on the direct efforts of Contractor in performing his duties as described in Attachment A attached hereto ("Contractor Generated Revenue"), and the denominator which shall be One Million Dollars ($1,000,000). In the event that during the Initial Term, the Company is acquired, merged into or consolidated with another company such that the Company does not survive, or as a result of which there is more than a fifty percent (50%) change in the ownership of the Company (collectively referred to as a "Change of Control"), then all unvested Success Options will fully accelerate in vesting so that all unvested shares will become vested shares. The Success Options shall also be subject to and governed by the same provisions as are currently in place for the qualified options plan of the Company, and Contractor represents and warrants that the Success Options are being acquired for investment purposes and not with a view to further distribution and the Success Options will also contain customary legends and will not be transferred other than in compliance with the Securities Act in transactions not required to be registered with the Securities and Exchange Commission (the "SEC").

     (c) ISSUANCE OF BDE WARRANTS. The Company recognizes the value of Contractor's past business experiences and the potential value of his services to be performed for the Company. Therefore, as incentive for Contractor to enter into this Agreement, and as partial consideration for Contractor performing the duties pursuant to Attachment A attached hereto, upon the execution of this Agreement by authorized signatories, the Company shall issue a warrant to purchase up to Two Hundred Fifty Thousand (250,000) shares of the Company's common stock (the "BDE Warrants"). All BDE Warrants will be issued in the form of Attachment "C" attached hereto and incorporated herein by reference (the "Form of Warrant"). The BDE Warrants will be priced at Twenty-five Cents ($0.25) per share and may be fully exercised at any time, providing all warrants are exercised no later than forty-eight (48) months from the Effective Date. Contractor acknowledges that the BDE Warrants shall not be registered, but upon exercise shall be entitled to "piggy back" registration rights pursuant to Exhibit "C" in the Form of Warrant. Contractor represents and warrants that he is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and that the exercise of the BDE Warrants would be done so for investment purposes and not with a view to further distribution. Contractor agrees that the BDE Warrants will contain customary legends and will not be transferred other than in compliance with the Securities Act in transactions not required to be registered with the SEC.

     (d) PERFORMANCE FEE. To the extent that, through the direct efforts of Contractor (including, but not limited to, introductions to individuals, venture capitalists and/or companies), a capital investment is made in either the Company or any of its subsidiaries by a Person initially introduced to the Company by Contractor, the Company agrees to pay BDX a fee based on the total gross amount of any equity or debt financing raised by the Company. The performance fee shall be payable in cash and/or equity, at

BDX's discretion, and shall be due concurrently with the closing of such financing. Contractor shall receive, upon the funding of such investment, the following compensation calculated as a percentage of the amounts invested:

          (i)  up to the 1st $1.0 million: 6%;
          (ii) between $1.001 million and $2.0 million: 5%;
          (iii) between $2.001 million and $3.0 million: 4%; and
          (iv) all amounts above $3.0 million: 3%.

By way of example only, if the direct efforts of Contractor leads to a $2.5 million investment, the compensation would be: $130,000 ($60,000 on the 1st million (6%); $50,000 on the 2nd million (5%); and $20,000 (4%) on the remaining $500,000).

     (e) REIMBURSABLE EXPENSES. BDX will be reimbursed for all reasonable pre-approved out-of-pocket business expenses incurred by it pursuant to this Agreement, including, but not limited to: airfare, hotels, meals, taxis, rental cars, special business supplies or presentation materials, duplicating expenses, equipment rentals and parking. Expenses shall be itemized and submitted with receipts for payment by the Company. Within fifteen (15) days of receipt of the above, Company shall reimburse Contractor for his documented, pre-approved expenses.

     (f) TAXES. Both parties acknowledge that Contractor is not an employee for state or federal tax purposes. Therefore, Contractor is solely responsible for any and all federal, state and local taxes, and insurance applicable to the business of Contractor and shall indemnify the Company and hold the Company harmless for any such failure to pay any and all applicable taxes or obtain and maintain requisite insurance, including, but not limited to, comprehensive and business liability and worker's compensation coverage for Contractor and any assistants and employees of Contractor.

V.   INDEPENDENT CONTRACTOR.

     (a) Contractor and Company agree and recognize that Contractor is not, and shall not be deemed an employee, agent, or joint venture partner of Company, but is an Independent Contractor. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Contractor. Contractor shall not be entitled to participate in any employee benefit plans provided by the Company, including without limitation, vacation and sick pay.

     (b) Without limiting the generality of any other provision of this Agreement, Contractor specifically acknowledges and agrees that all work product resulting from Contractor's engagement pursuant to this Agreement are for the benefit of and are the sole and exclusive property of the Company, it successors and assigns and constitute "work for hire" under Section 201 of Title 17 of the United States Code. If such work product(s) are not legally capable of being considered as "work for hire", then, in such event, Contractor hereby irrevocably grants, transfers and assigns to the Company in perpetuity all right, title and interest, including without limitation, copyright, and all extensions and renewals thereof, Contractor may have in or to such work product.

VI.  CONFIDENTIALITY.

     (a) Contractor shall not, at any time from and after the date hereof and throughout perpetuity, directly or indirectly, disclose, reveal or permit access to all or any portion of the Confidential Information, or any tangible expressions or embodiments thereof (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of the Company, except to Persons designated or employed by the Company.

     (b) Without the prior written consent of the Company, Contractor shall not, directly or indirectly, use or exploit the Confidential Information at any time from and after the date hereof and throughout perpetuity for any purpose other than in connection with his engagement duties and obligations to the Company, and any gain or profit of any kind or nature obtained or derived by Contractor or to which Contractor may become entitled, directly or indirectly, at any time as a result of the disclosure of use of all or any part of the Confidential Information in violation of the provisions of this Agreement, shall be held in trust by Contractor for the express benefit of the Company and shall be remitted thereby to the Company on demand.

     (c) Contractor acknowledges and agrees that the uses of Confidential Information specifically prohibited hereunder include, without limitation, the following:

          (i) Using any Confidential Information to induce or attempt to induce any Person, who is either a customer of the Company or who was being actively solicited by the Company at any time during which Contractor is or was engaged by the Company, to cease doing business or not to commence doing business in whole or in part with the Company; or

          (ii) Using any Confidential Information to solicit or assist in the solicitation of the business of any customer for any products or services competing with those products and services offered and sold by the Company at any time during which Contractor is engaged by the Company.

VII. PROPRIETARY RIGHTS.

     (a) Contractor shall disclose in writing to the Company full and complete details respecting any Confidential Information devised, developed, designed or discovered by Contractor while engaged by the Company. Such disclosure shall be made promptly upon such development, design or discovery, and shall be disclosed in writing pursuant to the form attached as Attachment "B" to this Agreement, or such other form as the Company may from time to time provide.

     (b) All ownership, copyright, patent, trade secrecy, works, inventions, improvements, discoveries, processes or other properties made or conceived by BDX specifically for the Company in connection with the Services during the term of this Agreement shall be the rights and property solely of the Company, whether developed independently by BDX or jointly with others, and whether or not the Company uses, registers, or markets the same. BDX hereby transfers and assigns to the Company all of the foregoing, whether now existing or hereafter coming into existence.

     (c) At the request and expense of the Company, Contractor shall assist the Company in applying for and obtaining both domestic and foreign patents, or copyrights, as the case may be, on all Confidential Information that the Company deems to be patentable or copyrightable devised, developed, designed or discovered by Contractor or in which he may otherwise obtain, or has otherwise obtained, any rights, while engaged by the Company, and Contractor shall execute at any time or times any and all documents and perform all acts reasonably requested by the Company which the Company deems to be necessary or desirable in order to obtain such patents or copyrights or otherwise to vest in the Company full and exclusive title and interest in and to all such Confidential Information, to protect the same against infringement by others and otherwise to aid the Company in connection with any continuations, renewals or reissues of any patents or copyrights, or in the conduct of any proceedings or litigation in regard thereto. All expenses of procuring any patent or copyright shall be born by the Company.

     (d) CERTAIN INVENTIONS OF CONTRACTOR. Notwithstanding anything to the contrary herein, pursuant to Section 2870 of the California Labor Code, this Agreement does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Contractor's own time or as a result of Contractor's responsibilities and fiduciary duties to Contractor's employer, Vidius, Inc., and (i) which does not relate at the time of conception or reduction to practice of the invention either to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Contractor for the Company.

VIII. COVENANT NOT TO SOLICIT.

Contractor covenants and agrees that for so long as he is engaged by the Company and for one year thereafter, Contractor shall not hire, solicit or cause to be solicited for engagement by Contractor or by any third party, any person who is as of the date of such solicitation or who was within the 12-month period prior to the date of such solicitation an employee of the Company or any subsidiary or affiliate of the Company.

IX.  BUSINESS OPPORTUNITIES EXCLUSIONS.

Contractor has advised Company and Company is aware that Derek Broes is currently an employee of Vidius, Inc., the operations of which shall not be deemed to be competitive with the Company or any of its affiliates.

X.   NOTICES.

Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, or by registered or certified mail, postage prepaid, duly addressed to the President of the Company at its then principal place of business. Any such notice to the Contractor shall be given in a like manner, at the following address:

                  BDX
                  Attention: Mr. Derek Broes
                  11271 Ventura Boulevard Suite 361
                  Studio City, CA 91602

For the purpose of determining compliance with any time limit herein, a notice, if sent by mail, shall be deemed given on the date it is so deposited in the United States mail.

XI.  MISCELLANEOUS PROVISIONS.

     (a)  INDEMNIFICATION. The parties indemnify each other as follows:

          (i) Company agrees to indemnify, defend, and hold Contractor harmless from any claims, losses, liabilities, causes of action and costs (including reasonable attorney's fees) arising from, or on account of any representation made by the Company to Contractor regarding the Company's products, services, or business practices, upon which Contractor relies and, in the performance of his duties hereunder, represents to others; provided, however, that the Contractor shall promptly notify Company of any such claim and shall provide Company the opportunity to control the defense and negotiations for the settlement and/or compromise of such claim at Company's exclusive cost. The indemnity set forth above shall be in addition to any other rights of indemnity which Contractor may have in any other capacity with respect to Company, including as a member of the Board of Directors.

          (ii) Contractor agrees to indemnify, defend, and hold Company and any of its subsidiaries or affiliates, and their respective officers, directors, stockholders, agents, employees, representative, heirs, independent contractors, successors and assigns harmless from any and all claims, losses, liabilities, causes of action and costs (including reasonable attorney's fees) arising from, or on account of any breach by Contractor of his duties hereunder; or as a result of any misrepresentation made by Contractor about Company.

     (b) REPRESENTATIONS AND WARRANTIES. Contractor warrants and represents that Contractor is free and available to enter this Agreement and perform the services herein and that permission of no other party is required to perform such services.

     (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties hereto and their respective successors and assigns. The parties' respective duties, obligations, rights and privileges hereunder may not be delegated or assigned in any manner, except as provided below. The benefits hereunder with respect to the rights of the Company may be assigned by the Company to any other corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company.

     (d) SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction such provision shall be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     (e) CONTROLLING LAW. All of the provisions of this Agreement shall be construed in accordance with the laws of the State of California as applied to residents of that State entering into contracts to be performed solely within such state. Contractor consents to the exclusive jurisdiction of any state or federal court empowered to enforce this Agreement located in Los Angeles County, California, and waives any objection thereto on the basis of personal jurisdiction or venue.

     (f) WAIVER. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

     (g) SURVIVAL OF CONTRACTOR'S OBLIGATIONS. The obligations of Contractor hereunder shall survive the termination of Contractor's engagement with the Company and the termination of this Agreement regardless of the reason or cause for such termination.

     (h) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereto and into which all prior agreements and negotiations, whether written or oral, are merged.

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Agreement as of the date first above written.

                                           "COMPANY"

                                           Brilliant Digital Entertainment, Inc.


                                           By:  /S/ KEVIN BERMEISTER
                                                -------------------------
                                                Kevin Bermeister

                                           Its: CEO
                                                -------------------------


                                           "CONTRACTOR"


                                            /S/ DEREK BROES
                                           -------------------------------
                                           Derek Broes
                                           Business Development Experts, Inc.

                                  ATTACHMENT A

CONTRACTOR'S DUTIES

     In  executing  Contractor's  responsibilities  hereunder,  Contractor  will consult  with and  report to the  Company's  Designated  Representative  ("CDR")
identified pro tem as Kevin Bermeister. Contractor shall submit periodic reports, containing a summary of Contractor's activities, analyses, and recommendations (including, in the case of recommendations, cost estimates for implementing such recommendations).

     THE SCOPE OF CONTRACTOR'S DUTIES: Contractor shall be engaged as an advisor to the Company. In his capacity as an advisor, Consultant shall advise the sales force and business development team, provide strategic financial, marketing and managerial advise, introduce corporate alliance partners, and interface with multiple external sales forces with the main intent of promoting, marketing, and exploiting the Company's private peer-to-peer network currently known as "Altnet". Secondarily, Contractor shall provide services necessary to exploit the Company's (1) Brilliant Banner ad strategy, and (2) b3d software authoring tools known as b3d Studio and Studio Pro. Specifically, Contractor shall assist Company with the following, providing such assistance does not conflict with business related to the Contractor's responsibilities and fiduciary duties as an employee of Vidius, Inc.:

          i. developing business relationships and achieving strategic sales relationships for Altnet services primarily focused on leveraging Altnet's technologies to generate money saving enterprise and entertainment based retail solutions for distributed network, processing and storage services;

          ii. work directly with senior management of the Company. Such work shall include assisting the Company with the development of the necessary business plans, strategic directions, documentation, promotional and support materials for presentations and follow-up communications related to the commercial applications of Altnet's technologies;

          iii. developing relationships with ASOs to promote the acceptance of Brilliant Banner ad serving technology and achieve sales of Brilliant Banner Campaigns. By way of example only, and not of limitation, some of the ASOs currently identified by the Company include: DoubleClick; Advertising.com; 24/7 Real Media; Interep Interactive; 411 Web; and Premium Networks; and

          iv. identifying third party developers which are potential licensees of b3d Studio and b3d Studio Pro and actively market and close licensing transactions of these software tools to such potential licensees.

                                  ATTACHMENT B


NOTICE OF DISCOVERY


     Pursuant to Section VII (a) of that certain Contractor Advisory Agreement (the "Agreement") between Brilliant Digital Entertainment, Inc. (the "Company") and myself, I hereby disclose full and complete details of the following Confidential Information (as defined in Section I (a) of the Agreement) (I have attached additional sheets if the space provided herein is insufficient):






















     I agree to provide such further information regarding such Confidential Information as may be requested by the Company.



         Name:  Derek Broes




         Date: _____________________________

                                  ATTACHMENT C


ISSUANCE OF WARRANTS (FORM)